Exhibit 3.1

SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SONENDO, INC.

Sonendo, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

The name of this corporation is Sonendo, Inc. This corporation was originally incorporated under the name Dentatek Corporation, and the original Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on June 9, 2006. The original Certificate of Incorporation was amended and restated on July 13, 2007 and subsequently amended and restated by that Amended and Restated Certificate of Incorporation on November 19, 2008, Amended and Restated Certificate of Incorporation on March 12, 2010, Amended and Restated Certificate of Incorporation on June 12, 2012, Amended and Restated Certificate of Incorporation on August 20, 2014, Amended and Restated Certificate of Incorporation on July 19, 2017.

The text of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of this corporation is Sonendo, Inc.

ARTICLE II

The address of this corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware, 19808, County of New Castle, Delaware. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

ARTICLE IV

This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The Preferred Stock shall consist of six series designated “Series A-1 Preferred Stock,” “Series B Preferred Stock,” “Series C Preferred Stock,” “Series C-1 Preferred Stock,” “Series D Preferred Stock,” and “Series E Preferred Stock”.

The total number of shares of all classes of stock which this corporation is authorized to issue is Seventy-One Million Four Hundred Eighty-Nine Thousand Fifty-Six (71,489,056) shares, including (i) Thirty-Nine Million Five Hundred Thousand (39,500,000) shares of

Common Stock, $0.001 par value per share (“Common Stock”), and (ii) Thirty-One Million Nine Hundred Eighty-Nine Thousand Fifty-Six (31,989,056) shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”), of which One Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Two (1,333,332) shares shall be designated as Series A-1 Preferred Stock, One Million Seven Hundred Forty-Three Thousand Nine Hundred Thirty-Three (1,743,933) shares shall be designated as Series B Preferred Stock, One Million Six Hundred Seventy-Four Thousand Five Hundred Forty-Five (1,674,545) shares shall be designated as Series C Preferred Stock, Three Million Fifty Thousand (3,050,000) shares shall be designated as Series C-1 Preferred Stock, Seven Million Seven Hundred Seventy-Eight Thousand One Hundred Sixty-Three (7,778,163) shares shall be designated as Series D Preferred Stock and Sixteen Million Four Hundred Nine Thousand Eighty-Three (16,409,083) shares shall be designated as Series E Preferred Stock.

All shares of Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall have a par value of $0.001 per share. Except as specifically set forth herein, references hereinafter to “Preferred Stock” shall mean the Series A-1 Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series C-1 Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of this corporation.

A.	Common Stock

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of this corporation representing a majority of the votes represented by all outstanding shares of capital stock of this corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

B.	Preferred Stock

Unless otherwise indicated, references to “Sections” or “Subsections” in this Part B of this Article IV refer to sections and subsections of Part B of this Article IV.

1. Dividend Provisions.

(a) The holders of the Series D Preferred Stock and the Series E Preferred Stock shall be entitled to receive, on a pari passu basis, out of any funds legally available therefor, when and if declared by the board of directors of this corporation, dividends at an annual rate per share equal to 8% of the Series D Original Issue Price (as defined below) and the Series E Original Issue Price (as defined below), as the case may be, calculated for the actual number of days elapsed on the basis of a year of 365 days. This corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of this corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series D Preferred Stock and the holders of the Series E Preferred Stock then outstanding shall first receive, or simultaneously receive, on a pari passu basis, a dividend on each outstanding share of Series D Preferred Stock and Series E Preferred Stock declared by the board of directors of this corporation out of funds legally available for the purpose, in an amount at least equal to (i) in the case of the Series D Preferred Stock, 8% of the Series D Original Issue Price per annum, calculated for the actual number of days elapsed on the basis of a year of 365 days, from and after the date of the issuance of such share of Series D Preferred Stock (to the extent not previously paid), and in the case of the Series E Preferred Stock, 8% of the Series E Original Issue Price per annum, calculated for the actual number of days elapsed on the basis of a year of 365 days, from and after the date of the issuance of such share of Series E Preferred Stock (to the extent not previously paid), plus (ii) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series D Preferred Stock or Series E Preferred Stock, as the case may be, as would equal the product of (1) the dividend payable on each share of Common Stock or such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series D Preferred Stock or Series E Preferred Stock, as the case may be, in each case calculated on the record date for determination of holders entitled to receive such dividend. The foregoing dividends shall not be cumulative and neither the holders of Series D Preferred Stock nor the holders of Series E Preferred Stock shall be entitled to any accruing dividends. In the event that the board of directors of this corporation declares a dividend, the amount of which is insufficient to permit payment of the full aforesaid dividends, such dividends will be paid on a pari passu basis ratably to each holder of Series D Preferred Stock and to each holder of Series E Preferred Stock in proportion to the dividend amounts to which each holder of Series D Preferred Stock and each holder of Series E Preferred Stock is entitled.

(b) The holders of the Series C-1 Preferred Stock and the Series C Preferred Stock shall be entitled to receive, out of any funds legally available therefor, when and if declared by the board of directors of this corporation, dividends at an annual rate per share equal to 8% of the Original Issue Price of the Series C-1 Preferred Stock and the Series C Preferred Stock, as the case may be, calculated for the actual number of days elapsed on the basis of a year of 365 days. This corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of this corporation (other than dividends on shares of Common Stock payable in shares of Common Stock and dividends on shares of Series D Preferred Stock and Series E Preferred Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series C-1 Preferred Stock and the Series C Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series C-1 Preferred Stock and Series C Preferred Stock declared by the board of directors of this corporation out of funds legally available for the purpose, in an amount at least equal to (i) in the case of the Series C-1 Preferred Stock, 8% of the Series C-1 Original Issue Price per annum, calculated for the actual number of days elapsed on the basis of a year of 365 days, from and after the date of issuance of such share of Series C-1 Preferred Stock (to the extent not previously paid) and in the case of the Series C Preferred Stock, 8% of the Series C Original Issue Price per annum, calculated for the actual number of days elapsed on the basis of a year of 365 days, from and after the date of issuance of such share of Series C Preferred Stock (to the extent not previously paid) plus, (ii) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series C-1 Preferred Stock or Series C Preferred Stock, as the case may be, as would equal the product of (1) the dividend payable on each share of Common Stock or such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series C-1 Preferred Stock or Series C Preferred Stock, as the case may be, in each case calculated on the record date for determination of holders entitled to receive such dividend. The foregoing dividends shall not be cumulative and neither the holders of Series C-1 Preferred Stock nor the holders of Series C Preferred Stock shall be entitled to any accruing dividends. In the event that the board of directors of this corporation declares a dividend, the amount of which is insufficient to permit payment of the full aforesaid dividends, such dividends will be paid ratably to each holder of Series C Preferred Stock and Series C-1 Preferred Stock in proportion to the dividend amounts to which each holder of Series C Preferred Stock and Series C-1 Preferred Stock is entitled.

(c) The holders of the Series B Preferred Stock and the Series A-1 Preferred Stock shall be entitled to receive, out of any funds legally available therefor, when and if declared by the board of directors of this corporation, dividends at an annual rate per share equal to 8% of the Original Issue Price of the Series B Preferred Stock and the Series A-1 Preferred Stock, as the case may be, calculated for the actual number of days elapsed on the basis of a year of 365 days. This corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of this corporation (other than dividends on shares of Common Stock payable in shares of Common Stock and dividends on shares of Series E Preferred Stock, Series D Preferred Stock, Series C-1 Preferred Stock and Series C Preferred Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series B Preferred Stock and the Series A-1 Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series B Preferred Stock and Series A-1 Preferred Stock declared by the board of directors of this corporation out of funds legally available for the purpose, in an amount at least equal to (i) in the case of the Series B Preferred Stock, 8% of the Series B Original Issue Price per annum, calculated for the actual number of days elapsed on the basis of a year of 365 days, from and after the date of issuance of such share of Series B Preferred Stock (to the extent not previously paid) and in the case of the Series A-1 Preferred Stock, 8% of the Series A-1 Original Issue Price per annum, calculated for the actual number of days elapsed on the basis of a year of 365 days, from and after the date of issuance of such share of Series A-1 Preferred Stock (to the extent not previously paid) plus, (ii) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series B Preferred Stock or Series A-1 Preferred Stock, as the case may be, as would equal the product of (1) the dividend payable on each share of Common Stock or such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series B Preferred Stock or Series A-1 Preferred Stock, as the case may be, in each case calculated on the record date for determination of holders entitled to receive such dividend. The foregoing dividend shall not be cumulative and holders of Series B Preferred Stock and Series A-1 Preferred Stock shall not be entitled to any accruing dividends. In the event that the board of directors of this corporation declares a dividend, the amount of which is insufficient to permit payment of the full aforesaid dividends, such dividends will be paid ratably to each holder of Series A-1 Preferred Stock and Series B Preferred Stock in proportion to the dividend amounts to which each holder of Series A-1 Preferred Stock and Series B Preferred Stock is entitled.

(d) The “Series E Original Issue Price” shall mean $11.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series E Preferred Stock. The “Series D Original Issue Price” shall mean $9.7481 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series D Preferred Stock. The “Series C-1 Original Issue Price” shall mean $6.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C-1 Preferred Stock. The “Series C Original Issue Price” shall mean $5.50 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock. The “Series B Original Issue Price” shall mean $3.98 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock. The “Series A-1 Original Issue Price” shall mean $0.375 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A-1 Preferred Stock.

2. Liquidation Preference

(a) Preferred Preference

(i) In the event of any Liquidating Transaction (as defined below), either voluntarily or involuntarily, the holders of shares of the Series E Preferred Stock then outstanding shall be entitled to be paid out of the assets of this corporation available for distribution to its stockholders, prior and in preference to any distribution to the holders of Common Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock or Series D Preferred Stock by reason of their ownership thereof, an amount per share equal to the greater of (A) the Series E Original Issue Price plus any dividends declared but unpaid on such shares and (B) such amount per share as would have been payable had all shares of Series E Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to the Liquidating Transaction. The preferential amount to be paid to the holders of the Series E Preferred Stock under this Section 2(a)(i) shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of this corporation to, the holders of the Common Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock or Series D Preferred Stock in connection with such Liquidating Transaction. If, upon such Liquidating Transaction, the assets of this corporation available for distribution to its stockholders are insufficient to provide for the cash payment of the full aforesaid preferential amounts to the holders of the Series E Preferred Stock, such assets as are available shall be distributed ratably among the holders of the Series E Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive in respect of such shares under this Section 2(a)(i).

(ii) After payment has been made to the holders of the Series E Preferred Stock of the full amounts to which they are entitled as provided in Section 2(a)(i) above, in the event of any Liquidating Transaction, either voluntarily or involuntarily, the holders of shares of the Series C Preferred Stock, Series C-1 Preferred Stock and Series D Preferred Stock then outstanding shall be entitled to be paid out of the assets of this corporation available for distribution to its stockholders, prior and in preference to any distribution to the holders of Common Stock, Series A-1 Preferred Stock and Series B Preferred Stock, by reason of their ownership thereof, an amount per share equal to the greater of (A) in the case of the Series C Preferred Stock, the Series C Original Issue Price plus any dividends declared but unpaid on such shares, in the case of the Series C-1 Preferred Stock, the Series C-1 Original Issue Price plus any dividends declared but unpaid on such shares and in the case of the Series D Preferred Stock, the Series D Original Issue Price plus any dividends declared but unpaid on such shares, and (B) such amount per share as would have been payable had all shares of Series C Preferred Stock, Series C-1 Preferred Stock and Series D Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to the Liquidating Transaction. All of the preferential amounts to be paid to the holders of the Series C Preferred Stock, Series C-1 Preferred Stock and Series D Preferred Stock under this Section 2(a)(ii) shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of this corporation to, the holders of the Common Stock, Series A-1 Preferred Stock or Series B Preferred Stock in connection with such Liquidating Transaction. If, upon such Liquidating Transaction, after payment has been made to the holders of the Series E Preferred Stock of the full amounts to which they are entitled as provided in Section 2(a)(i) above, the assets of this corporation available for distribution to its stockholders are insufficient to provide for the cash payment of the full aforesaid preferential amounts to the holders of the Series C Preferred Stock, the Series C-1 Preferred Stock and Series D Preferred Stock, such assets as are available after payment has been made to the holders of the Series E Preferred Stock of the full amount to which they are entitled as provided in Section 2(a)(i) above shall be distributed ratably among the holders of the Series C Preferred Stock, the Series C-1 Preferred Stock and Series D Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive in respect of such shares under this Section 2(a)(ii).

(iii) After payment has been made to the holders of the Series E Preferred Stock, the Series C Preferred Stock, the Series C-1 Preferred Stock and the Series D Preferred Stock of the full amounts to which they are entitled as provided in Section 2(a)(i) and Section 2(a)(ii) above, in the event of any Liquidating Transaction, either voluntarily or involuntarily, the holders of shares of the Series A-1 Preferred Stock and Series B Preferred

Stock then outstanding shall be entitled to be paid out of the assets of this corporation available for distribution to its stockholders, prior and in preference to any distribution to the holders of Common Stock, an amount per share equal to the greater of (A) in the case of the Series A-1 Preferred Stock, the Series A-1 Original Issue Price plus any dividends declared but unpaid on such shares and in the case of the Series B Preferred Stock, the Series B Original Issue Price plus any dividends declared but unpaid on such shares, and (B) such amount per share as would have been payable had all shares of Series A-1 Preferred Stock and Series B Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to the Liquidating Transaction. All of the preferential amounts to be paid to the holders of the Series A-1 Preferred Stock and Series B Preferred Stock under this Section 2(a)(iii) shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of this corporation to, the holders of the Common Stock in connection with such Liquidating Transaction. If, upon such Liquidating Transaction, after payment has been made to the holders of the Series E Preferred Stock, the Series C Preferred Stock, the Series C-1 Preferred Stock and the Series D Preferred Stock of the full amounts to which they are entitled as provided in Section 2(a)(i) and Section 2(a)(ii) above, the assets of this corporation available for distribution to its stockholders are insufficient to provide for the cash payment of the full aforesaid preferential amounts to the holders of the Series A-1 Preferred Stock and Series B Preferred Stock, such assets as are available after payment has been made to the holders of the Series C Preferred Stock, the Series C-1 Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock of the full amounts to which they are entitled as provided in Section 2(a)(i) and Section 2(a)(ii) above shall be distributed ratably among the holders of the Series A-1 Preferred Stock and Series B Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive in respect of such shares under this Section 2(a)(iii).

(iv) In the event of such Liquidating Transaction, after payment has been made to the holders of the Preferred Stock of the full amounts to which they are entitled as provided in Sections 2(a)(i), Section 2(a)(ii), and Section 2(a)(iii) above, the remaining assets of this corporation available for distribution to stockholders shall be distributed pro rata among the holders of shares of Common Stock pro rata based on the number of shares of Common Stock held by each such holder.

(v) For purposes of this Section 2, a “Liquidating Transaction” of this corporation shall mean, unless the holders of (1) at least sixty percent (60%) of the combined voting power of the then outstanding shares of Preferred Stock and (2) with respect to any such determination as it relates to the Series E Preferred Stock, at least sixty-five percent (65%) of the voting power of the then outstanding shares of Series E Preferred Stock, voting as a separate class, elect otherwise by written notice sent to this corporation at least ten (10) days prior to the effective date of any such event:

(A) a liquidation, dissolution or winding up of this corporation,

(B) a sale, lease, conveyance, exclusive license or other disposition of, in a single transaction or series of related transactions, by this corporation or any subsidiary of this corporation of all or substantially all the assets of this corporation and its subsidiaries (taken as a whole), or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of this corporation if substantially all of the assets of this corporation and its subsidiaries (taken as a whole) are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of this corporation, or

(C) a merger or consolidation in which (I) this corporation is a constituent party or (II) a subsidiary of this corporation is a constituent party and this corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving this corporation or a subsidiary in which the shares of capital stock of this corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority of the combined voting power of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Section 2(a)(v)(C), all shares of Common Stock issuable upon exercise of Options (as defined below) outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged).

(b) Notice of Liquidating Transaction. This corporation shall give each holder of record of Preferred Stock written notice of any impending Liquidating Transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such Liquidating Transaction, or twenty (20) days prior to the closing of such Liquidating Transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidating Transaction. The first of such notices shall describe the material terms and conditions of the impending Liquidating Transaction, and this corporation shall thereafter give such holders prompt notice of any material changes to such terms and conditions. Unless such notice requirements are waived, the Liquidating Transaction shall not take place sooner than twenty (20) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any material changes provided for herein. Notwithstanding any other provisions of the Certificate of Incorporation, all notice periods or notice requirements in the Certificate of Incorporation applicable to the holders of Preferred Stock may be shortened or waived, either before or after the action for which notice is required, upon the written consent of the holders of at least sixty percent (60%) of the then outstanding shares of the Preferred Stock that are entitled to such notice rights.

(c) Consent for Certain Repurchases. If Section 500 of the California Corporations Code is applicable to a distribution made by this corporation to holders of Common Stock then such section shall not apply, without regard to the “preferential dividends arrears amount” or any “preferential rights amount” (as such terms may be defined in Section 500(b) of the California General Corporation Law), if such distribution constitutes a distribution made by this corporation in connection with the repurchase of shares of Common Stock issued to or held by employees or consultants upon termination of their employment or services pursuant to agreements providing for the right of said repurchase between this corporation and such persons but only to the extent such distribution equals or is less than the original purchase price of such shares being repurchased.

(d) Fair Market Value. In any Liquidating Transaction, if the amount deemed paid or distributed to the holders of capital stock of this corporation is made in property other than in cash, the value of such distribution shall be the fair market value of such property, determined as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(A) If traded on a securities exchange or through Nasdaq, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidating Transaction;

(B) If traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidating Transaction; and

(C) If there is no public market, the value shall be the fair market value thereof, as determined in good faith by the board of directors of this corporation.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as determined in good faith by the board of directors of this corporation.

(iii) This corporation shall not have the power to effect a Liquidating Transaction of the type referred to in Section 2(a)(v)(C) unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the stockholders of this corporation shall be allocated among the holders of capital stock of this corporation in accordance with Sections 2(a)(i), (ii), (iii) and (iv).

(e) In the event of a Liquidating Transaction referred to in Sections 2(a)(v)(C)(II) or 2(a)(v)(B), if this corporation does not effect a dissolution of this corporation under the General Corporation Law within 90 days after such Liquidating Transaction, then (i) this corporation shall send a written notice to each holder of Preferred Stock no later than the 90th day after the Liquidating Transaction advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Preferred Stock, and (ii) if so requested in a written instrument delivered to this corporation not later than 120 days after such Liquidating Transaction by (x) the holders of shares of Preferred Stock representing at least sixty percent (60%) of the combined voting power of the Preferred Stock or (y) the holders of at least sixty-

five percent (65%) of the then outstanding Series E Preferred Stock (in relation to the applicable liquidation amount payable in respect of the Series E Preferred Stock), this corporation shall use the consideration received by this corporation for such Liquidating Transaction (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the board of directors of this corporation), together with any other assets of this corporation available for distribution to its stockholders (the “Available Proceeds”), to the extent legally available therefor, on the 150th day after such Liquidating Transaction, to redeem all outstanding shares of Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series D Preferred Stock and Series E Preferred Stock at a price per share equal to the applicable liquidation amount for such series of Preferred Stock. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, (A) if the Available Proceeds are not sufficient to redeem all outstanding shares of Series E Preferred Stock, this corporation shall redeem a pro rata portion of each holder’s shares of Series E Preferred Stock to the fullest extent of the Available Proceeds, based on the amounts that would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares of Series E Preferred Stock as soon as practicable after this corporation has funds legally available therefor; (B) if the Available Proceeds are not sufficient (after redemption of all the shares of Series E Preferred Stock) to redeem all outstanding shares of the Series C Preferred Stock, Series C-1 Preferred Stock and Series D Preferred Stock, this corporation shall (after the redemption of all the shares of Series E Preferred Stock) redeem a pro rata portion of each holder’s shares of Series C Preferred Stock, Series C-1 Preferred Stock and Series D Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts that would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares of Series C Preferred Stock, Series C-1 Preferred Stock and Series D Preferred Stock to have been redeemed as soon as practicable after this corporation has funds legally available therefor; and (C) if the Available Proceeds are not sufficient (after redemption of all the shares of Series C Preferred Stock, Series C-1 Preferred Stock, Series D Preferred Stock and Series E Preferred Stock) to redeem all outstanding shares of Series A-1 Preferred Stock and Series B Preferred Stock, this corporation shall (after the redemption of the Series C Preferred Stock, Series C-1 Preferred Stock, Series D Preferred Stock and Series E Preferred Stock as provided in clause A and clause B above) redeem a pro rata portion of each holder’s shares of Series A-1 Preferred Stock and Series B Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts that would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares of Series A-1 Preferred Stock and Series B Preferred Stock to have been redeemed as soon as practicable after this corporation has funds legally available therefor. Written notice of the mandatory redemption (the “Redemption Notice”) shall be sent to each holder of record of Preferred Stock not less than 20 days prior to the Redemption Date. Each Redemption Notice shall state:

(i) the Redemption Date and the Redemption Price for shares of each series of Preferred Stock to be redeemed;

(ii) that the holder is to surrender to this corporation, in the manner and at the place designated, such holder’s certificate or certificates representing the shares of Preferred Stock to be redeemed.

On or before the Redemption Date, each holder of shares of Preferred Stock shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to this corporation to indemnify this corporation against any claim that may be made against this corporation on account of the alleged loss, theft or destruction of such certificate) to this corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Preferred Stock shall promptly be issued to such holder

If the Redemption Notice shall have been duly given, and if on the Redemption Date the Redemption Price payable upon redemption of the shares of Preferred Stock is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

Prior to the distribution or redemption provided for in this Section 2(e), this corporation shall not expend or dissipate the consideration received for such Liquidating Transaction, except to discharge expenses incurred in connection with such Liquidating Transaction or in the ordinary course of business.

(f) In the event the requirements of this Section 2 are not complied with, this corporation shall forthwith either:

(i) cause the closing of such Liquidating Transaction to be postponed until such time as the requirements of this Section 2 have been complied with; or

(ii) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(b) hereof.

(g) In the event of a Liquidating Transaction, if any portion of the consideration payable to the stockholders of this corporation is placed into escrow and/or is payable to the stockholders of this corporation subject to contingencies, the applicable agreement shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of this corporation in accordance with Sections 2(a)(i), (ii), (iii) and (iv) as if the

Initial Consideration were the only consideration payable in connection with such Liquidating Transaction and (b) any additional consideration which becomes payable to the stockholders of this corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of this corporation in accordance with Sections 2(a)(i), (ii), (iii) and (iv) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

(h) For the avoidance of any doubt, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to the consummation of a Liquidating Transaction and at each other date after such consummation on which additional amounts (such as earn-out payments, escrow amounts or other contingent payment(s)) are available for distribution, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted at the consummation of the Liquidating Transaction) such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidating Transaction if, as a result of an actual conversion, such holder would receive, in the aggregate (giving effect to the proceeds available for distribution at the consummation of such Liquidating Transaction and at each other date after such consummation on which additional amounts are available for distribution), an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

3. Voting Rights

(a) So long as shares of Preferred Stock that are convertible into at least Five Hundred Thousand (500,000) shares of Common Stock (subject to appropriate adjustment in the event of any stock dividends, stock split, combination or other similar recapitalization with respect to the Common Stock) are issued and outstanding, the holders of Preferred Stock, voting as a separate class, shall have the right to elect six (6) members of the board of directors of this corporation (each a “Preferred Stock Director,” and collectively, the “Preferred Stock Directors”). The remaining directors shall be elected by the holders of the Common Stock and the holders of the Preferred Stock, voting together as a single class on an as-converted to Common Stock basis. Any director elected as provided in the preceding sentences may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of such class or series fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to this Section 3(a), then any directorship not so filled shall remain vacant until such time as the holders of such class or series elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of this corporation other than by the stockholders of this corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class.

At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.

(b) On all other matters, except as specifically provided herein or as otherwise required by law, holders of the Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to vote, together with the holders of Common Stock, with respect to any matters upon which holders of Common Stock have the right to vote. Except as otherwise provided herein, the holder of each share of Common Stock issued and outstanding shall have one vote for each share of Common Stock held and the holder of each share of Preferred Stock shall be entitled with respect to such share of Preferred Stock to the number of votes equal to the largest number of shares of Common Stock into which such share of Preferred Stock could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of stock of this corporation having general voting power and not separately as a class. Unless expressly provided to the contrary in the Certificate of Incorporation, any votes or consents required of the Preferred Stock, voting together as a single class, shall require approval by the holders of at least sixty percent (60%) of the combined voting power of the Preferred Stock. For purposes of the Certificate of Incorporation, the “combined voting power of the shares of Preferred Stock” shall mean the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted at the dates provided in this Section 3(b), and any references to a vote of the Preferred Stock, or any one or more series of Preferred Stock, voting together, shall mean the number of votes for each share of Preferred Stock shall equal the number of shares of Common Stock into which such share of Preferred Stock could be converted at the dates provided in the preceding sentence. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) be rounded to the nearest whole number.

4. Optional Conversion.

The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert.

(i) Conversion Ratio. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price for such series of Preferred Stock by the applicable Conversion Price (each as defined below) for such series of Preferred Stock in effect at the time of conversion. The “Series A-1 Conversion Price” shall initially be equal to the Series A-1 Original Issue Price; the “Series B Conversion Price” shall initially be equal to the Series B Original Issue Price; the “Series C

Conversion Price” shall initially be equal to the Series C Original Issue Price; the “Series C-1 Conversion Price” shall initially be equal to the Series C-1 Original Issue Price; the “Series D Conversion Price” shall initially be equal to the Series D Original Issue Price; and the “Series E Conversion Price” shall initially be equal to the Series E Original Issue Price. Such initial Conversion Prices, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

(ii) Termination of Conversion Rights. In the event of a Liquidating Transaction, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, this corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the board of directors of this corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(c) Mechanics of Conversion.

(i) Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to this corporation to indemnify this corporation against any claim that may be made against this corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of this corporation if this corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by this corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to this corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by this corporation if this corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. This corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Section 4(b) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Preferred Stock converted.

(ii) Reservation of Shares. This corporation shall at all times when any shares of Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, this corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Conversion Price applicable to a series of Preferred Stock below the then par value of the shares of Common Stock issuable upon conversion of the applicable series of Preferred Stock, this corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that this corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at the adjusted Conversion Price for such series.

(iii) Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 4(b) and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and this corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of the applicable series of Preferred Stock accordingly.

(iv) No Further Adjustment. Upon any such conversion, no adjustment to the applicable Conversion Price shall be made for any declared but unpaid dividends on the series of Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

(v) Taxes. This corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. This corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to this corporation the amount of any such tax or has established, to the satisfaction of this corporation, that such tax has been paid.

(d) Adjustments to Conversion Prices for Diluting Issues.

(i) Special Definitions. For purposes of this Article IV, the following definitions shall apply:

(A) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(B) “Series E Original Issue Date” shall mean the date on which the first share of Series E Preferred Stock was issued.

(C) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(D) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 4(d)(iii) below, deemed to be issued) by this corporation after the Series E Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Excluded Stock”):

(1) shares of Series E Preferred Stock issued on or after the date of filing of the Certificate of Incorporation at a price equal to at least the Series E Original Issue Price;

(2) shares of Common Stock, Options or Convertible Securities issuable upon conversion of the Preferred Stock, or as a dividend or distribution on the Preferred Stock;

(3) shares of Common Stock issued or deemed issued (or Options to purchase shares of Common Stock granted) to officers, directors, consultants or employees of this corporation, pursuant to a stock option plan approved by the board of directors of this corporation;

(4) shares of Common Stock, Options or Convertible Securities issued in connection with research and development partnerships, licensing, corporate partnering, distribution arrangements, collaborative arrangements or similar transactions approved by the board of directors of this corporation; provided that none of the foregoing issuances are primarily for equity financing purposes;

(5) shares of Common Stock, Options or Convertible Securities to financial institutions or lessors issued in connection with commercial credit arrangements, equipment financings, commercial property lease transactions, or similar transactions approved by the board of directors of this corporation; provided that none of the foregoing issuances are primarily for equity financing purposes; and

(6) shares of Common Stock, Options or Convertible Securities issued or issuable for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination, provided that such issuance has been approved by the holders of at least sixty percent (60%) of the then outstanding Preferred Stock, voting together as a single class.

(ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price for a series of Preferred Stock shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if this corporation receives written notice from the holders of at least sixty percent (60%) of the then outstanding Preferred Stock and, in the case of an adjustment in the Conversion Price of the Series E Preferred Stock, the holders of at least sixty-five percent (65%) of the then outstanding Series E Preferred Stock, agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(iii) Deemed Issue of Additional Shares of Common Stock.

(A) If this corporation at any time or from time to time after the Series E Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Excluded Stock) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(B) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price for a series of Preferred Stock pursuant to the terms of Section 4(d)(iv), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to this corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this Section 4(d)(iii)(B) shall have the effect of increasing such Conversion Price to an amount which exceeds the lower of (i) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(C) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Excluded Stock), the issuance of which did not result in an adjustment to the Conversion Price for a series of Preferred Stock pursuant to the terms of Section 4(d)(iv) (either because the consideration per share (determined pursuant to Section 4(d)(v)) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price for such series then in effect, or because such Option or Convertible Security was issued before the Series E Original Issue Date), are revised after the Series E Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to this corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 4(d)(iii)(A)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(D) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price for a series of Preferred Stock pursuant to the terms of Section 4(d)(iv), such Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(E) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to this corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price for a series of Preferred Stock provided for in this Section 4(d)(iii) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (B) and (C) of this Section 4(d)(iii)). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to this corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to such Conversion Price that would result under the terms of this Section 4(d)(iii) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to such Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event this corporation shall at any time after the Series E Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(d)(iii)), without consideration or for a consideration per share less than the Conversion Price for a series of Preferred Stock in effect immediately prior to such issue, then the applicable Conversion Price for such series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 * (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(A) “CP2” shall mean the applicable Conversion Price in effect immediately after such issue of Additional Shares of Common Stock

(B) “CP1” shall mean the applicable Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(C) “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(D) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by this corporation in respect of such issue by CP1); and

(E) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

(v) Determination of Consideration. For purposes of this Section 4(d), the consideration received by this corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property: Such consideration shall:

(1) insofar as it consists of cash, be computed at the aggregate amount of cash received by this corporation, excluding amounts paid or payable for accrued interest;

(2) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the board of directors of this corporation; and

(3) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of this corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the board of directors of this corporation.

(B) Options and Convertible Securities. The consideration per share received by this corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing

(1) the total amount, if any, received or receivable by this corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to this corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(vi) Multiple Closing Dates. In the event this corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price for a series of Preferred Stock pursuant to the terms of Section 4(d)(iv), and such issuance dates occur within a period of no more than 180 days from the first such issuance to the final such issuance, then, upon the final such issuance, such Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

(e) Adjustment for Stock Splits and Combinations. If this corporation shall at any time or from time to time after the Series E Original Issue Date effect a subdivision of the outstanding Common Stock, the applicable Conversion Price for a series of Preferred Stock in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If this corporation shall at any time or from time to time after the Series E Original Issue Date combine the outstanding shares of Common Stock, the applicable Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Certain Dividends and Distributions. In the event this corporation at any time or from time to time after the Series E Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the applicable Conversion Price for a series of Preferred Stock in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying such Conversion Price then in effect by a fraction:

(i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (x) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, such Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (y) that no such adjustment shall be made if the holders of the applicable series of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event.

(g) Adjustments for Other Dividends and Distributions. In the event this corporation at any time or from time to time after the Series E Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of this corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

(h) Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 2(a), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving this corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 4(d), 4(f) or 4(g)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of this corporation issuable upon conversion of such share of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the board of directors of this corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of such Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock. For the avoidance of doubt, nothing in this Section 4(h) shall be construed as preventing the holders of Preferred Stock from seeking any appraisal rights to which they are otherwise entitled under the General Corporation Law in connection with a merger triggering an adjustment hereunder, nor shall this Section 4(h) be deemed conclusive evidence of the fair value of the shares of Preferred Stock in any such appraisal proceeding.

(i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price for a series of Preferred Stock pursuant to this Section 4, this corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such series of Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the applicable Conversion Price then in effect for such holder’s Preferred Stock, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such Preferred Stock.

(j) Notice of Record Date. In the event:

(i) this corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(ii) of any capital reorganization of this corporation, any reclassification of the Common Stock of this corporation, or any Liquidating Transaction;

then, and in each such case, this corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

5. Mandatory Conversion.

(a) Trigger Events. Upon the closing of the sale of shares of Common Stock to the public at a price of at least $22.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50,000,000 of gross proceeds to this corporation (a “Qualified Public Offering”), all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate for each series of Preferred Stock. Additionally, (i) upon the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least sixty percent (60%) of the then outstanding shares of Preferred Stock, voting together as a separate class, all outstanding shares of Preferred Stock other than Series E Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate for each such series of Preferred Stock and (ii) upon the date and time, or the occurrence of an event, specified by the vote or written consent of the holders of at least sixty-five percent (65%) of the outstanding shares of Series E Preferred Stock, voting as a single class, all outstanding shares of Series E Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate for the Series E Preferred Stock. All shares automatically converted pursuant hereto may not be reissued by this corporation. For purposes of the Certificate of Incorporation, the time of the closing of a Qualified Public Offering and the date and time specified or the time of the event specified in the second sentence of this Subsection (a) is referred to herein as the “Mandatory Conversion Time” as it relates to the applicable series of Preferred Stock.

(b) Pocedural Requirements. All applicable holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each such holder of shares of Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to this corporation to indemnify this corporation against any claim that may be made against this corporation on account of the alleged loss, theft or destruction of such certificate) to this corporation at the place designated in such notice. If so required by this corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to this corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to Preferred Stock converted pursuant to Section 5(a), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time relating thereto (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 5(b). As soon as practicable after an applicable Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for the applicable shares of Preferred Stock, this corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 4(b) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and this corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

6. Protective Provisions.

(a) So long as shares of Preferred Stock that are convertible into at least Five Hundred Thousand (500,000) shares of Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock) are issued and outstanding, this corporation shall not directly or indirectly (by merger, reclassification, amendment or otherwise), without (in addition to any other vote required by law or the Certificate of Incorporation) first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least sixty percent (60%) of the combined voting power of the then outstanding shares of Preferred Stock voting separately as a class:

(i) liquidate, dissolve or wind up the business and affairs of this corporation, effect any Liquidating Transaction, or consent to any of the foregoing;

(ii) amend, alter, repeal or waive any provision of the Certificate of Incorporation or Bylaws of this corporation;

(iii) create or authorize the creation of or issue any other security convertible into or exercisable for any equity security, having rights, preferences or privileges senior to or on parity with any series of Preferred Stock, or increase or decrease the authorized number of shares of Preferred Stock, or of any series of Preferred Stock;

(iv) purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of this corporation other than (a) dividends or distributions on Preferred Stock as expressly provided for in Section 1, (b) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock, (c) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for this corporation or any subsidiary in connection with the cessation of such employment or service at the original purchase price paid for such shares or (d) pro rata purchases or redemptions of, or pro rata dividends or distributions on, any shares of capital stock of this corporation, as approved by the board of directors of this corporation, including the approval of a majority of the Preferred Stock Directors;

(v) create or authorize the creation of any debt security unless such debt security has received the prior approval of the board of directors of this corporation, including the approval of a majority of the Preferred Stock Directors;

(vi) create or hold capital stock in any subsidiary that is not a wholly-owned subsidiary or dispose of any subsidiary stock or all or substantially all of the assets of any subsidiary;

(vii) increase or decrease the size of the board of directors of this corporation;

(viii) increase the number of shares issuable under stock plans; or

(ix) enter into or be a party to any transaction with any director, officer or employee of this corporation or any “associate” (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) of any such person other than transactions that are approved by a majority of the disinterested members of the board of directors of this corporation.

(b) In addition to the foregoing, so long as shares of Series E Preferred Stock that are convertible into at least Five Hundred Thousand (500,000) shares of Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock) are issued and outstanding, this corporation shall not directly or indirectly (by merger, reclassification, amendment or otherwise), without (in addition to any other vote required by law or the Certificate of Incorporation) first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least at least sixty-five percent (65%) of the voting power of the then outstanding shares of Series E Preferred Stock, voting separately as a class:

(i) amend, alter, repeal or waive any provision of the Certificate of Incorporation or Bylaws of this corporation in a manner that adversely affects the holders of the Series E Preferred Stock in a manner different from any other series of Preferred Stock;

(ii) create or authorize the creation of or issue any other security convertible into or exercisable for any equity security having rights, preferences or privileges senior to the Series E Preferred Stock; or

(iii) increase or decrease the authorized number of shares of Series E Preferred Stock.

7. No Reissuance of Preferred Stock. No share or shares of the Preferred Stock acquired by this corporation by reason of purchase, conversion, redemption or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which this corporation shall be authorized to issue. The Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in corporation’s capital stock.

ARTICLE V

This corporation is to have perpetual existence.

1. Limitation of Liability. To the fullest extent permitted by law as it presently exists or may hereafter be amended, a director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

2. Indemnification. The following indemnification provisions shall apply to the persons enumerated below.

(a) Right to Indemnification of Directors and Officers. This corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of this corporation or, while a director or officer of this corporation, is or was serving at the request of this corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Subsection (c) of this Section 2 of this Article V, this corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the board of directors of this corporation.

(b) Prepayment of Expenses of Directors and Officers. This corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article V or otherwise.

(c) Claims by Directors and Officers. If a claim for indemnification or advancement of expenses under this Article V is not paid in full within 30 days after a written claim therefor by the Indemnified Person has been received by this corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action this corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(d) Indemnification of Employees and Agents. This corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of this corporation or, while an employee or agent of this corporation, is or was serving at the request of this corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney’s fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the board of directors of this corporation in its sole discretion. Notwithstanding the foregoing sentence, this corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the board of directors of this corporation.

(e) Advancement of Expenses of Employees and Agents. This corporation may pay the expenses (including attorney’s fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the board of directors of this corporation.

(f) Non-Exclusivity of Rights. The rights conferred on any person by this Article V shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, the Bylaws of this corporation, agreement, vote of stockholders or disinterested directors or otherwise.

(g) Other Indemnification. This corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

(h) Insurance. The board of directors of this corporation may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at this corporation’s expense insurance: (a) to indemnify this corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article V; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by this corporation under the provisions of this Article V.

3. Amendments. Neither any amendment nor repeal of this Article V, nor the adoption of any provision of this corporation’s Certificate of Incorporation inconsistent with this Article V, shall eliminate, reduce the effect of or adversely affect any right or protection of a director, officer or other agent of this corporation existing at the time of such amendment, repeal or adoption of an inconsistent provision or of this Article V in any other respect, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article V, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

ARTICLE VI

Holders of stock of any class or series of this corporation shall not be entitled to cumulate their votes for the election of directors or any other matter submitted to a vote of the stockholders.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of this corporation so provide. Subject to any additional vote required by the Certificate of Incorporation, the number of directors shall be determined in the manner set forth in the Bylaws of this corporation.

ARTICLE VIII

This corporation hereby renounces, to the fullest extent permitted by Section 122(17) of the General Corporation Law, any interest or expectancy of this corporation in, or in being offered, an opportunity to participate in, any Business Opportunity. A “Business Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of this corporation who is not an employee of this corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of this corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person solely in such Covered Person’s capacity as a director of this corporation. To the fullest extent permitted by law, this corporation hereby waives any claim against a Covered Person, and agrees to indemnify all Covered Persons against any claim, that is based on fiduciary duties, the corporate opportunity doctrine or any other legal theory which could limit any Covered Person from pursuing or engaging in any Business Opportunity.

ARTICLE IX

Subject to any additional vote required by the Certificate of Incorporation or Bylaws of this corporation, in furtherance and not in limitation of the powers conferred by statute, the board of directors of this corporation is expressly authorized to make, alter, amend, repeal or rescind any or all of the Bylaws of this corporation.

ARTICLE X

The foregoing amendment and restatement of the Certificate of Incorporation has been duly approved by the board of directors of this corporation.

The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by this corporation’s board of directors and stockholders in accordance with applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware. I further declare under penalty of perjury under the laws of the State of Delaware that the matters set forth in this certificate are true, correct and of my own knowledge.

Dated: December 10, 2019

/s/ Bjarne Bergheim
Bjarne Bergheim,
President and Chief Executive Officer